Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF MOBILE GLOBAL ESPORTS INC.

MOBILE GLOBAL ESPORTS INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Mobile Global Esports Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 11, 2021, as amended on April 21, 2021 (the “Certificate of Incorporation”).

SECOND: ARTICLE IV of the Corporation’s Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

The corporation is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock.” 300,000,000 shares of Common Stock, $0.0001 par value may be issued, and 10,000,000 shares of Preferred Stock, $0.0001 par value may be issued.

The board of directors may divide the Preferred Stock into any number of series. The board shall fix the designation and number of shares of each such series. The board may determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of the Preferred Stock, including, but not limited to, voting rights, redemption rights, dividend rights and participation rights. The board of directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issuance of shares of that series, but not below the number of then outstanding shares of such series.

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 12th day of January, 2026.

MOBILE GLOBAL ESPORTS INC.

By:	/s/ Brett Rosin
Name:	Brett Rosin
Name:	Chief Executive Officer